Exhibit 99

NEWS
FOR IMMEDIATE RELEASE
Contacts:
Greg Burns    Mark Nogal
Media Relations    Investor Relations
(847) 402-5600    (847) 402-2800

Allstate Announces Impact of PG&E Recoveries and July 2020 Catastrophe Losses

NORTHBROOK, Ill., August 20, 2020 – The Allstate Corporation (NYSE: ALL) today announced that catastrophe results for July generated income of $334 million, pre-tax ($264 million, after-tax), as PG&E subrogation recoveries more than offset the impact of events in the month.
As previously announced, PG&E Corporation and Pacific Gas and Electric Company (together “PG&E”) reached a settlement with Allstate and other insurance claimants arising from the 2017 Northern California wildfires and the 2018 Camp Fire. In July 2020, Allstate recorded the recoveries, totaling $450 million, pre-tax ($356 million, after-tax), net of expenses and reinsurance adjustments.
Losses from July catastrophe events were $145 million, pre-tax ($115 million, after-tax), including Hurricane Hanna and two severe wind and hail weather events that accounted for approximately 65% of estimated losses. In addition, there was $29 million, pre-tax ($23 million, after-tax), of favorable prior period catastrophe reserve reestimates not related to the PG&E recoveries.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.
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